Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Able View Global Inc. on Form F-4 Amendment No.2, File No. 333-270675, of our report dated May 31, 2023, with respect to our audit of the consolidated financial statements of Able View Global Inc. as of December 31, 2022 and for the the period from October 11, 2022 (inception) through December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

May 31, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com